Pro Forma Balance Sheet for the Nine Months Ended September 30, 2004							Exhibit 99.4
(in thousands)

	First Security Group Consolidated	Kenesaw Leasing & J&S Leasing	Adjustments		Adjusted Leasing Companies		Pro Forma
ASSETS
Cash and due from banks	$22,156	$473	$-		$473		$22,629
Interest bearing deposits with banks	2,760	-	-		-		2,760
Securities available for sale	90,435	-	-		-		90,435
Loans	514,168	61,629	(1,050	) [1]	60,579		574,747
Allowance for loan losses	(5,448)	(1,011)	(1,000	) [2]	(2,011)		(7,459)
	508,720	60,618	(2,050)		58,568		567,288
Premises and equipment, net	25,886	76	-		76		25,962
Intangible assets	15,319	-	-		-		15,319
Other Assets	10,397	4,039	-		4,039		14,436
TOTAL ASSETS	$675,673	$65,206	$(2,050)		$63,156		$738,829

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Noninterest bearing demand	$116,097	$-	$-		$-		$116,097
Interest bearing demand	52,293	-	-		-		52,293
Savings and money market accounts	137,182	-	-		-		137,182
Certificates of deposit of $100 thousand or more	100,598	-	-		-		100,598
Certificates of deposit of less than $100 thousand	160,003	-	-		-		160,003
Total deposits	566,173	-	-		-		566,173
Federal funds purchased and securities sold under agreement to repurchase	16,302	-	-		-		16,302
Other borrowings	4,152	41,489	13,235	[3]	54,724		58,876
Other liabilities	4,279	6,962	685	[4]	7,647		11,926
Total liabilities	590,906	48,451	13,920		62,371		653,277

STOCKHOLDERS' EQUITY	84,767	16,755	(15,970)		785	[5]	85,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$675,673	$65,206	$(2,050)		$63,156		$738,829

[1]	Represents charge-offs in the leasing portfolio based on our assessment of doubtful leases in which the collection of principal and/or interest was highly questionable or improbable.

[2]	Represents adjustments to the allowance for loan losses based on our evaluation of probable losses in the lease portfolio.

[3]
Represents (1) an adjustment of $235 of disbursements in process on the National Bank of Commerce line of credit which was assumed by the Company as part of the acquisition and (2) the $13,000 thousand purchase price of  the acquisition. This proforma adjustment to other borrowings assumes an advance on a line of credit similar to the funding arrangement between the leasing companies and the predecessor institution.

[4]
Represents (1) approximately $204 of professional fees incurred by the Company as a result of the acquisition and (2) deferred income taxes of $481 related to the extraordinary gain on business combination.

[5]	Extraordinary gain on business combination, net of income tax.